UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________________________________
FORM 8-K
 _____________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 24, 2016
Date of Report (Date of earliest event reported)
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FEI COMPANY
(Exact name of registrant as specified in its charter)
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Oregon	000-22780	93-0621989
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124
(Address of principal executive offices, including zip code)
(503) 726-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
 _____________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 24, 2016, FEI Company (the “Company”) entered into a credit agreement (the “Credit Agreement”), by and among the Company, FEI Electron Optics International B.V. (“FEI International”), FEI Electron Optics B.V. (“FEI Electron Optics”, and collectively with the Company and FEI International, the “Borrowers”) and DCG Systems, Inc., as Guarantor, the Lenders listed on the signature pages thereof (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (“Agent”). The Credit Agreement provides for a $200.0 million unsecured revolving credit facility, including a $100.0 million subfacility for loans in Euros, a $10.0 million subfacility for swingline loans and a $50.0 million subfacility for the issuance of letters of credit. The Company may, upon notice to Agent, request to increase the revolving loan commitments by an aggregate amount of up to $200.0 million with new or additional commitments subject only to the consent of the Lenders providing the new or additional commitments, for a total unsecured credit facility of up to $400.0 million. There are currently no revolving loans or letters of credit outstanding under the Credit Agreement.
The revolving loans under the Credit Agreement bear interest, at the option of the applicable Borrower, at either (i) the alternate base rate, which is defined as a rate per annum equal to the highest of (A) Agent’s prime rate as announced from time to time, (B) the federal funds effective rate from time to time plus a margin equal to 0.50% and (C) a floating per annum rate based on LIBOR for an interest period of one month plus a margin equal to 1.00%, or (ii) a floating per annum rate based on LIBOR, plus, in each case of clauses (i) and (ii), an applicable margin subject to leverage-based adjustments. A default interest rate shall apply on all obligations during an event of default under the Credit Agreement, at a rate per annum equal to 2.00% above the applicable interest rate for all principal amounts, and 2.00% above the alternate base rate for all interest, fees and other amounts. The Company is also obligated to pay closing fees, administration fees and commitment fees customary for a credit facility of this size and type. Revolving loans may be borrowed, repaid and reborrowed until March 24, 2021 and voluntarily prepaid at any time without premium or penalty.
The obligations under the Credit Agreement are and will be guaranteed by the Company’s present and future material domestic subsidiaries (other than excluded subsidiaries, as defined in the Credit Agreement).
The Credit Agreement contains customary covenants for a credit facility of this size and type, that include, among others, covenants that limit the Company’s ability to incur indebtedness, create liens, merge or consolidate, dispose of assets, make investments, enter into swap agreements, pay dividends or make distributions, enter into transactions with affiliates, enter into restrictive agreements and enter into sale and leaseback transactions. The Credit Agreement provides for financial covenants that require the Company to maintain a minimum interest coverage ratio and limit the maximum leverage that Borrower can maintain at any one time.
The Credit Agreement contains customary events of default for a credit facility of this size and type that include, among others, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness, bankruptcy and insolvency defaults, material judgments defaults, defaults for the occurrence of certain ERISA events and change of control defaults. The occurrence of an event of default could result in an acceleration of the obligations under the Credit Agreement.
At closing, the Company used cash on hand to pay related fees under the Company’s existing $100.0 million secured revolving credit facility (the “2008 Credit Facility”). The Company terminated the 2008 Credit Facility without penalty or premium.
A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report and incorporated by reference herein.
Item 1.02. Termination of a Material Definitive Agreement.
The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference. In addition, for a summary of the material terms of the 2008 Credit Facility, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated as of March 24, 2016, by and among Borrower, Guarantors party thereto from time to time, JPMorgan Chase Bank N.A., as Administrative Agent and each of Lenders party thereto from time to time

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEI COMPANY

/s/ Bradley J. Thies
Bradley J. Thies
Senior Vice President, General Counsel and Secretary
Date: March 29, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement, dated as of March 24, 2016, by and among Borrower, Guarantors party thereto from time to time, JPMorgan Chase Bank N.A., as Administrative Agent and each of Lenders party thereto from time to time